Exhibit 5.2

November 27, 2007

Coastal Pacific Mining Corp.

927 Drury Avenue, N.E.

Calgary, Alberta T2R

Ladies and Gentlemen:

We have acted as Canadian counsel to Coastal Pacific Mining Corp. (the “Company”), an Alberta, Canada, company, extra-provincially registered in the Province of British Columbia, Canada.  As such, we write this opinion in support of the Company’s registration statement (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of 5,500,000 Shares of Common Stock, without par value (the “Shares”).

As counsel to the Company in Canada, we have examined copies of the Certificate of Incorporation of the Company and such corporate records, instruments and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, we advise you that provided that the Company obtains payment for the Shares and takes all requisite corporate action as required by its governing and constating documents and regulatory authorities having jurisdiction of the Company, then the Shares will be duly authorized, legally issued, fully paid and non-assessable.

We are members of the British Columbia bar, and the opinions expressed herein are limited to questions arising under the laws of the Province of British Columbia, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.”

Very truly yours, /s/ Siebenga King Law Offices